Exhibit 99.1

Thomas & Betts Corporation Revises 2008 Earnings Guidance; Comments on Market Conditions

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 25, 2008--Thomas & Betts Corporation (NYSE:TNB) today said that the company has lowered its guidance for fourth quarter 2008 earnings as a result of a meaningful change in U.S. market conditions -- particularly, commercial construction -- over the past few weeks. Thomas & Betts now expects earnings per diluted share from continuing operations in the fourth quarter to be closer to the $0.84 cents per share reported in the fourth quarter of 2007 than the range implied by the company’s previous full-year 2008 guidance of $5.35 to $5.45.

“Like many other companies, we have seen a dramatic change in market dynamics over the past few weeks,” said Dominic J. Pileggi, chairman and chief executive officer. “Credit markets remain severely restricted and this, coupled with the heightened uncertainty over commodity costs and the overall health of the U.S. economy, has caused customers to adopt a more cautious approach to capital spending and the initiation of new commercial projects. Electrical distributors have also become more cautious, opting to reduce inventory until markets stabilize.

“In addition, the rapid appreciation in the U.S. dollar and unprecedented volatility in commodity costs have added to the complexity of estimating the impact of the unexpected and rapid slowdown,” noted Pileggi. “The pace and nature of these changing dynamics makes it very difficult to forecast. However, based on what we see today, we believe that the guidance we have provided today offers our best estimate for fourth quarter earnings.

"Financially, Thomas & Betts is well positioned. Our balance sheet and liquidity are strong and are supported by our well-established commitment to tightly managing working capital," continued Pileggi. “We have also proven our ability to respond effectively to changing market conditions over the past few years. Our unique, fast-cycle logistics model -- which allows our distributors to maintain a streamlined inventory -- leaves us well positioned to react very quickly when the market rebounds. Until that time, we will continue to take appropriate action to align our businesses with market realities without compromising our strong brand portfolio and customer relationships."

Given the unpredictable macro-environment, Thomas & Betts said that it is not planning to participate in investor conferences or provide additional updates on 2008/2009 earnings until after it releases year-end 2008 earnings early next year.

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2007, Thomas & Betts reported net sales of $2.1 billion.

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," “will,” and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2007 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com